Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, of Quepasa Corporation of our report dated February 7, 2011, on the consolidated financial statements of Quepasa Corporation and Subsidiaries for the years ended December 31, 2010 and 2009, included in Form 10-K filed on February 7, 2011.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
July 1, 2011